Exhibit 99.1

ServiceMaster Enters European Pest Management Market with Acquisition of Nomor Holding AB

Memphis, Tenn. (September 9) —  ServiceMaster (NYSE: SERV), a leading provider of pest control, restoration and cleaning services to residential and commercial customers, today announced its recent acquisition of Nomor Holding AB, a Stockholm-based pest control company, with operations in Sweden and Norway. Nomor is the fourth largest pest control company in Europe.

“We are incredibly excited to have the Nomor team join us as we launch our global expansion strategy and enter the large and growing European pest market," said Nik Varty, CEO of ServiceMaster. “As we have shared with our investors and employees, we have global aspirations and these partners will help us execute our strategy through the established and successful platform they built in Sweden and Norway. Our new colleagues and their seasoned management team will provide us with local expertise, experienced in driving organic growth and profitability.”

“ServiceMaster is going to be a great home for Nomor,” said Svein Olav Stölen, CEO of Nomor Holding AB. “Together we will build off our already strong position in the European market. With my fantastic team and experts, and together with a world-leading pest control services organization, it’s going to be a winning concept.”

Nomor is a leading provider of pest control and hygiene services in both Sweden and Norway—where it operates the well-known Pelias brand, with a head office in Elverum. The company offers a broad range of pest control and hygiene services, including preventative pest measures, food safety services, inspection and sanitation of mold/fungi, and has deep relationships with the insurance industry in both countries. Nomor has secured its strong position in the market combining organic growth and M&A.

Nomor gives ServiceMaster a strong platform for growth in the highly-fragmented European pest control market. A nationwide network of local technicians makes Nomor the number two player in both Norway and Sweden. The company has about 500 employees and approximately 30,000 customers across Sweden and Norway.

Nomor is expected to contribute approximately $60 million in revenue and approximately $14 million of adjusted EBITDA in the full year 2020. The approximately $200 million purchase will be funded through $120 million in borrowing from the company’s revolving credit facility as well as cash from operations.

The current management team will stay in place and report to Dion Persson, senior vice president of Strategy and International Operations for ServiceMaster.

ServiceMaster acquired Nomor from Norvestor, a Nordic private equity firm focused on investing in Nordic mid-cap companies with strong growth potential, including service businesses that deliver sustainable cost efficiencies through automation and digital transformation.

ServiceMaster was advised by Foros, McDermott Will & Emery, Mannheimer Swartling Advokatbyra (Sweden), and Advokatfirmaet Thommessen (Norway).  Nomor was advised by The Potomac Company, ABG Sundal Collier (Norway), and Törngren Magnell (Sweden).

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of termite and pest control, cleaning and restoration services in both the residential and commercial markets, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes AmeriSpec (home inspections), Copesan (commercial national accounts pest management), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (commercial cleaning), ServiceMaster Restore (restoration and reconstruction), Terminix (termite and pest control) and Terminix Commercial (commercial termite and pest control). The company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.

About Nomor

Nomor is the second largest pest control company in Sweden and Norway operating nationwide within three service areas: Pest control, Food safety and Home & House. Customers include among others insurance companies, property owners, municipalities and the HoReCa industry. Nomor’s corporate headquarters is in Sollentuna, outside of Stockholm, Sweden. www.nomor.se

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